EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No: C-1670

Date: April 19, 2001

Contact: Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713

GEORGIA-PACIFIC GROUP REPORTS FIRST QUARTER RESULTS

            ATLANTA -- Georgia-Pacific Group (NYSE:GP) today reported a net loss of $137 million (61 cents diluted loss per share) for the first quarter 2001, which includes a one-time, pre-tax charge of $82 million ($52 million after tax, or 23 cents diluted loss per share) related to the closure of the Bellingham, Wash., pulp and lignin operation. A year ago, first quarter net income was $194 million ($1.11 diluted earnings per share).

            In addition, Georgia-Pacific Group recorded an extraordinary loss on early retirement of debt, net of taxes, of $12 million (5 cents diluted loss per share) and income, net of taxes, of $11 million (4 cents diluted earnings per share) for the cumulative effect of a change in accounting for derivative instruments and hedging activity.

            The net loss before the one-time charge, extraordinary loss and accounting change was $84 million (37 cents diluted loss per share).

            First quarter 2001 results were significantly impacted by continuing weak market conditions for wood products and higher energy costs, although the group's consumer products segment achieved encouraging operating results.

            Sales for Georgia-Pacific Group in the first quarter 2001 were $6.3 billion compared with $5.5 billion in first quarter 2000. Debt for Georgia-Pacific Group at the end of the quarter was $14.8 billion compared with $15.2 billion at year-end 2000.

            Georgia-Pacific's consumer products segment, which includes the former Fort James Corp. assets acquired late last year, recorded first quarter 2001 operating profits of $183 million, excluding the one-time charge for the Bellingham closure, versus $52 million a year ago. The consumer products segment is comprised of the company's consumer and away-from-home tissue businesses in North America and Europe and its Dixie® cups, plates and cutlery business.

            The containerboard and packaging segment reported an operating profit of $88 million versus $131 million in first quarter 2000. The decline was attributable primarily to lower overall sales volume.

--more--

News


            The bleached pulp and paper segment recorded operating profits of $57 million compared with $114 million during the same quarter last year due to lower demand and higher operating costs. The segment is comprised of the company's pulp, bleached board and communication papers businesses, as well as its Unisource paper distribution business which previously was reported separately as the paper distribution segment.

            Weak demand and lower prices resulted in an operating loss of $24 million in first quarter 2001 for the building products segment compared with an operating profit of $206 million in first quarter 2000. This segment includes the company's building products manufacturing and distribution operations.

            "We are disappointed but not surprised by our first quarter results given the difficult economic climate that has prevailed since late last year," said A.D. " Pete" Correll, chairman and chief executive officer.

            "The primary bright spot among our businesses was our newly-organized consumer products segment, which achieved an EBITDA margin of 18 percent - better than our expectations. This is an early indicator of how smoothly our integration of the former Fort James operations is going. The performance of our consumer tissue, Dixie products and European operations was quite encouraging in the first quarter.

            "In March we successfully completed the divestiture of the away-from-home tissue assets covered by our consent decree with the Department of Justice for $852 million, which will result in after-tax proceeds of $661 million that will be used to repay debt.

            "Our containerboard and packaging business was affected by lower box sales volumes stemming from general economic conditions, and higher energy prices nationally," he said. "In the bleached pulp and paper segment, increased costs for energy and paper chemicals resulted in operating profits 50 percent lower than a year ago even though pulp prices were higher and communication papers prices were flat from a year ago. In addition, poor economic conditions led to lower sales at our Unisource business, even though its operating profit margins improved slightly.

            "In our building products segment, we experienced one of the worst down cycles in the last two decades which led us to curtail production significantly in our structural panels, lumber and gypsum operations," Correll continued. "Pricing across the segment was significantly lower than a year ago, especially for oriented strand board and gypsum wallboard.

            "Looking ahead, we see some indications of improvement in our structural panels and lumber businesses as housing and remodeling activity enter their strong season, but we remain concerned about the potential length and severity of the economic downturn and its effect on our building products results.

            "Given the global economic outlook, it is likely that our containerboard and packaging, and pulp and paper businesses will continue facing soft market conditions for the balance of the year. We remain committed to the strategy of manufacturing to demand and not building inventories.

--more--

News


            "We are very optimistic about the progress we are making in our consumer products business and are convinced that its benefits to the bottom line will increase in the months ahead as we achieve synergies in manufacturing, sales and marketing between Georgia-Pacific and the former Fort James operations.

            "We knew 2001 would be a challenging year for Georgia-Pacific. Our businesses are taking every step possible to ensure we operate in the most efficient way possible during these difficult economic conditions. In addition, we remain committed to reducing our working capital and to discipline in our capital spending.

            "In many ways, the market conditions that we currently face are symbolic of why we are urgently transforming our asset base and working to move our business mix from the lower to the higher end of the forest products value chain," Correll concluded.

            Also today, Georgia-Pacific Corp. provided its consolidated results, including Georgia-Pacific Group and The Timber Company, for first quarter 2001. The corporation recorded a consolidated net loss of $115 million for the three months ended March 31, 2001, compared with consolidated net income of $234 million for the first quarter 2000.

            Georgia-Pacific Corp.'s common stock was redesignated in December 1997 to reflect separately the performance of the corporation's pulp, paper and building products businesses, which are now known as Georgia-Pacific Group (web site: www.gp.com). A separate class of common stock was distributed to reflect the performance of the corporation's timber operating group, which is publicly traded as The Timber Company (NYSE:TGP).

Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing for the group's segments and future economic conditions, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for and cost of energy, wood fiber and other raw materials, the effect of changes in the productive capacity of manufacturers of competitive products, the ability of the Corporation to integrate newly acquired businesses and to complete divestiture of other businesses, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended Dec. 30, 2000.

            A tabulation of results for Georgia-Pacific Group follows:

--more--

News


GEORGIA-PACIFIC GROUP
Operating Highlights
(In millions, except per share amounts)
(unaudited)
	First Quarter 2001	First Quarter 2000
NET SALES TO UNAFFILIATED CUSTOMERS Building products Containerboard and packaging Bleached pulp and paper Consumer products Other ;	$ 1,581 612 2,211 1,918 1	$ 2,133 658 2,251 483 1
Total net sales	$ 6,323	$ 5,526
OPERATING (LOSS) PROFIT Building products Containerboard and packaging Bleached pulp and paper Consumer products Other ;	$ (24) 88 57 101 (93)	$ 206 131 114 52 (56)
Total operating profit Interest expense Benefit (provision) for income taxes	129 (310) 45	447 (135) (118)
(Loss) income before extraordinary item and accounting change	(136)	194
Extraordinary loss, net of taxes	(12)	-
Cumulative effect of accounting change, net of taxes	11	-
Net (loss) income	$ (137)	$ 194
Basic per share: (Loss) income before extraordinary item and accounting change Extraordinary loss, net of taxes Cumulative effect of accounting change, net of taxes	$ (0.60) (0.05) 0.04	$ 1.13 - -
Net (loss) income	$ (0.61)	$ 1.13
Diluted per share: (Loss) income before extraordinary item and accounting change Extraordinary loss, net of taxes Cumulative effect of accounting change, net of taxes	$ (0.60) (0.05) 0.04	$ 1.11 - -
Net (loss) income	$ (0.61)	$ 1.11
Average number of shares outstanding: Basic Diluted	225.4 225.4	171.8 174.8

--more--

News


Notes to Operating Highlights

1.

In the first quarter of 2001, the corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit in the amount of $11 million.

2.

In the first quarter of 2001, the corporation refinanced debt in the amount of $300 million and, accordingly, recorded an after-tax extraordinary loss on the early extinguishment of debt in the amount of $12 million.

3.

On March 30, 2001, the corporation announced that it will permanently close its pulp mill and associated chemical plant at Bellingham, Washington. In connection with this closure the corporation recorded a pre-tax charge to earnings of approximately $82 million ($52 million after tax, or $0.23 diluted loss per share) for the write-off of assets, the termination of approximately 420 hourly and salaried employees and facility closure costs.

4.

At the end of November 2000, the corporation acquired Fort James Corporation ("Fort James"). Fort James' results of operations were consolidated with those of the corporation beginning in the fiscal month of December 2000.